Exhibit 99.1

AIM ImmunoTech Announces NYSE American Notice of Delisting and Appeal

April 4, 2025–AIM ImmunoTech Inc. (“AIM” or the “Company”) (NYSE American: AIM), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19, reported that on April 4, 2025, it received notification from NYSE Regulation of the NYSE American LLC (the “NYSE American” or the “Exchange”) that it had suspended trading of the Company’s common stock and of its determination to commence delisting proceedings of the Company’s common stock from the Exchange pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of the Company’s common stock. The Company plans to appeal the determination to the Exchange’s Listing Qualifications Panel, although there can be no assurance that any such appeal will be successful.

The Company’s common stock is expected to begin trading on the Pink Open Market on April 7, 2025.

Additional details are included in, and the description above is qualified in its entirety by, AIM’s Current Report on Form 8-K filed with the SEC on April 4, 2025, which will be made available under “Investors” – “SEC Filings” at aimimmuno.com.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s intention to regain compliance with the listing requirements of the NYSE American and its ability to do so. These statements involve risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date hereof, and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com